EXHIBIT 10.1

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of November 24, 2025, by and between STEPHEN ANDREW BUCK, a citizen of United Kingdom of Great Britian and Northern Ireland, holding passport number ——--, and resident at ——-- (“Buck”) and JOHN PATRICK BYWATER, a citizen of United Kingdom of Great Britian and Northern Ireland, holding passport number ——--, and resident at ——--, United Kingdom (“Bywater”), each an individual (collectively Buck and Bywater, the “Current Shareholders”) and GLOBALTECH CORPORATION, a Nevada corporation (“GlobalTech”) (collectively, GlobalTech and the Current Shareholders, the “Initial Shareholders”, and together with each additional Shareholder of the Company who/which may be made party to this Agreement from time to time, by their execution of an Addendum (hereafter defined), collectively the “Shareholders” and each a “Shareholder”), each, as of the Effective Date (defined below), shareholders of 123 INVESTMENTS LIMITED, a private limited company registered under the laws of England and Wales (the “Company”), and the Company, each a “Party” and collectively the “Parties”.

As described in Section 25 below, this Agreement shall not become effective, or bind any Party hereto, until the Effective Date.

Construction of Terms. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and “hereunder” are references to this Agreement, taken as a whole; the term “includes” or “including” shall mean “including, without limitation;” the word “or” is not exclusive; and references to a “Section,” “subsection,” “clause,” “Exhibit,” “Appendix,” “Schedule,” “Annex” or “Attachment” shall mean a Section, subsection, clause, Exhibit, Appendix, Schedule, Annex or Attachment of this Agreement, as the case may be, unless in any such case the context requires otherwise. Exhibits, Appendices, Schedules, Annexes or Attachments to any document shall be deemed incorporated by reference in such document. All references to or definitions of any agreement, instrument or other document (a) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (b) except as otherwise expressly provided, shall mean such agreement, instrument or document, or replacement or predecessor thereto, as modified, amended, supplemented and restated through the date as of which such reference is made. All references to a law, regulation or ordinance includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa. References to “days” shall mean calendar days. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.

W I T N E S S E T H:

WHEREAS, GlobalTech has entered into a Share Exchange Agreement (as amended and restated from time to time, the “Exchange Agreement”) with the Current Shareholders, pursuant to which, on the Effective Date, GlobalTech will become a shareholder of the Company;

Shareholders Agreement

WHEREAS, as of the Effective Date, the Shareholders own/will own ordinary issued share capital of the Company (the “Company Share Capital”) as set forth in greater detail on the signature pages hereof (collectively the “Shares”, which term shall also include any and all securities of the Company (including, but not limited to Company Share Capital) which a Shareholder may acquire from time-to-time during the Term of this Agreement, and shall also take into account permitted transfers of Shares, subject to the terms of this Agreement);

WHEREAS, on the date hereof, the Current Shareholders are the sole owners of all of the outstanding shares of the Company and on the Effective Date, the Shareholders will be the sole owners of all of the outstanding shares of the Company; and

WHEREAS, the Shareholders and the Company believe that it is in their mutual best interest to impose certain restrictions and obligations upon themselves and upon the transfer of the Shares, and agree to certain other matters as set forth in greater detail herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, which consideration the Parties each hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1. DEFINITIONS. The defined terms in the introductory paragraphs, the defined terms set forth below, and the defined terms in the remainder of this Agreement each have the meaning so given to it whenever used throughout this Agreement:

(a) “90 Day VWAP” means the greater of (i) the average of the VWAPs for the ninety days (for clarification, not the ninety Trading Days) prior to the date of determination; and (ii) $2.50, as adjusted equitably for stock splits, stock dividends and recapitalizations.

(b) “Addendum” has the meaning given to such term in Section 13.

(c) “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting shares, by contract or otherwise.

Shareholders Agreement

(d) “Agreement” means this Shareholders Agreement and any amendments, addendums and supplements hereto.

(e) “Board” means the nominated board of Directors of the Company.

(f) “Business Day” means a day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Reno, Nevada are authorized or required to be closed for business.

(g) “Business Plan” means the Company’s business plan that the Shareholders will jointly prepare and maintain on an on-going basis with at least annual reviews, updates and approvals in terms of Section 17(l), which business plan will define the operational details of the Company and will include, but not be limited to, items such as budgets, forecasts, capital expenditures, salaries and wages, hours of operation, market information (products, services, pricing, discounts, etc.), and will serve the purpose of giving management direction as to the day-to-day operation of the Company.

(h) “Buyout Pro Rata Portion” means for each Current Shareholder, a fraction, the numerator of which is (i) the total number of Buyout Shares held by such Current Shareholder on the Buyout Notice Date, and the denominator of which is (ii) the total number of Buyout Shares held by all of the Current Shareholders on the Buyout Notice Date.

(i) “Company” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

(j) “Competitor” means any Person who engages, directly or indirectly, in a business similar to that of the Company or GlobalTech or who offers for sale any products or services similar to those offered by the Company or GlobalTech, in each case as determined by a Majority In Interest.

(k) “Credit Facility Deadline” means January 15, 2026, plus the Untimely Financial Delay Days, if any.

(l) “Director” means an individual serving on the Board in accordance with Section 17 of this Agreement.

(m) “Effective Date” means the Closing Date of the Exchange Agreement, as defined in such Exchange Agreement.

(n) “Fair Market Value” means the value of the applicable Shares (i.e., the Company Share Capital) as determined in good faith by a Majority In Interest, taking into account, the assets, liabilities, operations, results of operations (all of which shall be given the values set forth in the Company’s internally prepared financial statements as supplied by the Company, as of a recent date compared to the valuation date, which shall not need to be audited or reviewed by independent accountants or auditors) and Projections, as well as such other items as such Majority In Interest may determine reasonable in its sole discretion. The Fair Market Value as determined by the Majority In Interest as provided herein shall be final and shall bind the Parties hereby. No more than one Fair Market Value shall be determined every year and instead the Parties shall use the Fair Market Value determined within the prior year as the Fair Market Value applicable to any transaction which occurs less than one year from the date of the last calculation of the Fair Market Value, unless a material transaction involving the Company has occurred since the last calculation of the Fair Market Value.

Shareholders Agreement

(o) “Financial Delivery Date” has the meaning given to such term in the Exchange Agreement.

(p) “Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person.

(q) “Incapacity” means permanent and total incapacity of an individual Shareholder, as reasonably determined by a Majority In Interest, such that the Shareholder is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than three (3) months as determined by a licensed medical practitioner.

(r) “GlobalTech Common Stock” means the common stock of GlobalTech, par value US$0.0001 per share.

(s) “GlobalTech Offsetting Expenses” means those expenses of the Company which relate solely to GlobalTech, and which, in the reasonable opinion of GlobalTech, would not be incurred by the Company if it was not majority owned by GlobalTech. For example only, the incremental costs associated with the Company’s compliance with PCAOB auditing requirements over those costs associated with a non-PCAOB auditing requirement shall be included in GlobalTech Offsetting Expenses.

(t) “Net Profits” means an amount (not less than zero) determined as of the end of any applicable period of determination, by subtracting (a) the sum of the Company’s direct expenses associated with such revenues, including, but not limited to taxes, whether paid or accrued, based on the internally prepared financial statements of the Company, reasonably acceptable to GlobalTech, as of and for such applicable period, determined in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied, from (b) the sum of (A) any cash revenues of the Company for such applicable period of determination; and (B) the GlobalTech Offsetting Expenses.

(u) “Majority In Interest” means Shareholders who collectively own and can vote more than fifty percent (50%) of all of the Shares (based on their voting rights for the election of Directors of the Company) subject to this Agreement.

Shareholders Agreement

(v) “Organizational Documents” means the Company’s certificate of incorporation, Memorandum of Association, Articles of Association, bylaws, operating agreement, company agreement, or other similar document setting forth matters of the governance and affairs of the Company.

(w) “PCAOB” means U.S. Public Company Accounting Oversight Board.

(x) “Permitted Transfer” means a Transfer of Shares described in Section 10 hereof.

(y) “Person” means any natural person, company, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.

(z) “Principal Market” means initially the Nasdaq Capital Market and shall also include the New York Stock Exchange, Nasdaq Global Market, Nasdaq Global Select Market, NYSE American, NYSE, the OTCQB, OTCQX, or the OTC Pink Market, whichever is at the time the principal trading exchange or market for the GlobalTech Common Stock, based upon share volume.

(aa) “Pro Rata Portion” means for each Shareholder, a fraction, the numerator of which is (i) the total number of voting shares of Company Share Capital held by such Shareholder on the date of determination (based on their voting rights for the election of Directors of the Company), and the denominator of which is (ii) the total number of voting shares of Company Share Capital of the Company held by all of the Shareholders on the date of determination (based on their voting rights for the election of directors of the Company), in each case (i) and (ii), not including any Company Share Capital which is subject to an Offer, if applicable, except in the case of a Buyout, where the denominator shall instead be all Company Share Capital subject to the Buyout.

(bb) “Projections” means revenue and profit forecasts of the Company, which shall be prepared in good faith by the Company (and which shall be the sole responsibility of the Company to prepare) and approved in writing by a Majority In Interest.

(cc) “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

(dd) “Required Uplisting Date” means December 31, 2025, plus the Untimely Financial Delay Days, if any.

Shareholders Agreement

(ee) “ROFR Price” means (a) the value of the applicable Shares (i.e., the Company Share Capital) mutually agreed upon between the applicable offering Shareholder (or its, his or her Shareholder’s Representative, as applicable), if any, and the Company, or all of the Remaining Shareholders, as applicable, or (b) if the applicable offering Shareholder, if any, and the Company, or all of the Remaining Shareholders, as applicable, cannot mutually agree, as applicable, on a value for the Shares, the Fair Market Value.

(ff) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(gg) “Shares” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

(hh) “Shareholders” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

(ii) “Super Majority In Interest” means Shareholders who collectively own and can vote more than seventy five percent (75%) of all of the Shares (based on their voting rights for the election of Directors of the Company) subject to this Agreement.

(jj) “Trading Day” means any day on which GlobalTech Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the GlobalTech Common Stock, then on the principal securities exchange or securities market on which GlobalTech Common Stock is then traded or quoted; provided that “Trading Day” shall not include any day on which GlobalTech Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the GlobalTech Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(kk) “Transaction Document” means this Agreement, the Exchange Agreement, the Voting Agreement (as defined in the Exchange Agreement) and Lock-Up Agreement (as defined in the Exchange Agreement).

(ll) “Transfer” means to directly or indirectly sell, assign, hypothecate, transfer, pledge, mortgage, convey or in any other way encumber or dispose of Shares and shall be defined to include the process whereby Shares are transferred. The term “Transfer” also includes, but is not limited to, the grant of any proxy, the establishment of any voting trust or any sale, hypothecation, pledge, assignment, or other conveyance, with or without consideration, of any incidence of ownership or title as to any share of the Company’s share capital owned of record or beneficially by a Shareholder, regardless of whether or not record or beneficial title to such shares is thereby transferred.

Shareholders Agreement

(mm) “Transferee” means the Person to which a Shareholder desires to Transfer Shares.

(nn) “Untimely Financial Delay Days” means the number of calendar days between September 30, 2025, and the Financial Delivery Date, counting day 1 as October 1, 2025, and the Financial Delivery Date as the last day of such period.

(oo) “VWAP” means, for any Trading Day, the volume-weighted average price, calculated by dividing (a) the aggregate value of all shares of GlobalTech Common Stock traded on the Principal Market during regular trading hours, calculated by multiplying the closing price per share of GlobalTech Common Stock on such applicable Trading Day, by the aggregate number of shares of GlobalTech Common Stock traded on such Trading Day, by (b) the total volume (number of shares) of GlobalTech Common Stock traded on the Principal Market for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of GlobalTech Common Stock on such Trading Day as determined by the Board of Directors of GlobalTech in a commercially reasonable manner.

(pp) “$” or “US$” means United States dollars.

2. LEGEND. Each certificate or book-entry notation representing Shares issued in certificate form shall have the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN A SHAREHOLDERS AGREEMENT, DATED NOVEMBER 24, 2025, BY AND AMONG THE COMPANY AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. TRANSFERS IN VIOLATION OF THE SHAREHOLDERS AGREEMENT ARE VOID. BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF THE SHAREHOLDERS AGREEMENT.”

All Shares held by the Shareholders or any and all Permitted Transferees subject to this Agreement and hereafter issued shall bear the same legend, provided that for Shares issued or outstanding in book-entry form the Company shall note such legend in its book-entry records.

3. RESTRICTIONS ON TRANSFER OF SHARES.

(a) Except with the written consent of a Super Majority In Interest, no Shareholder shall Transfer any Shares that it, he or she may now or hereafter hold, nor shall any such Shares be transferable except in compliance with the terms of this Agreement. Any Transfer or purported Transfer of any Shares inconsistent with the terms and conditions of this Agreement and not otherwise consented to by a Majority In Interest in writing is void ab initio and transfers no right, title, or interest in or to such Shares to the purported transferee, buyer, assignee, pledgee, or encumbrance holder, except as specifically provided herein.

Shareholders Agreement

(b) Without limiting any other provision of this Section 3, no Transfer of Shares to a Person who is a Competitor of the Company or a Competitor of GlobalTech, shall be permitted without the prior written consent of GlobalTech.

(c) Notwithstanding the foregoing, none of the restrictions under this Section 3 shall apply with respect to any Permitted Transfer by the Current Shareholders, provided that such assignee enters into an Addendum to this Agreement following such Permitted Transfer. To the extent any Shares are transferred by Current Shareholders in a Permitted Transfer, the recipient of such Shares shall become deemed to be a Current Shareholder under this Agreement and all provisions hereof applying to Current Shareholders shall continue to apply to the recipient, as if an original Current Shareholder hereunder.

4. GLOBALTECH BUYOUT RIGHT.

(a) Beginning three years after the earlier of (1) the Uplisting Date (as defined in the Exchange Agreement); or (2) the date the revolving credit facility of US$3,000,000 as per the terms of Article 4.5.5 of the Exchange Agreement has been made available to the Company (the “Facility Date”), and continuing thereafter until or unless the Current Shareholders hold no Shares (the “Buyout Period”), GlobalTech shall have the right, exercisable upon written notice from GlobalTech to the Current Shareholders (the “Buyout Notice”), provided only if the Put Option Trigger (as defined below) has not been achieved by then, to purchase all, but not less than all, of the Shares then held by the Current Shareholders (the “Buyout Shares”) for an aggregate purchase price equal to the greater of (i) 120% of the Put Option Price (as defined below); and (ii) $200,000 for each 1% of Shares (as applicable, the “Buyout Price”). The closing of the sale of the Buyout Shares in accordance with this Section 4(a) shall occur on the earlier of (i) the date indicated by GlobalTech in the Buyout Notice, which shall not be earlier than five (5) Business Days from the date the Buyout Notice is provided by GlobalTech to the Current Shareholders and no later than ninety (90) days from the date the Buyout Notice is provided (as applicable, the “Buyout Notice Date”), or (ii) such other earlier date as GlobalTech and the Current Shareholders may mutually agree upon in writing (the “Buyout Closing Date”). The purchase of the Buyout Shares by GlobalTech under this Section 4 shall be defined herein as the “Buyout”.

(b) The Buyout Price will be payable to the Current Shareholders in accordance with their Pro Rata Portion of the Buyout Shares on the Buyout Closing Date in cash (the “Buyout Consideration”).

Shareholders Agreement

(c) On the Buyout Closing Date, (i) GlobalTech will deliver the Buyout Consideration to the Current Shareholders, and (ii) each of the Current Shareholders shall deliver (A) the certificate(s) representing the Buyout Shares to GlobalTech, duly endorsed in blank for Transfer or accompanied by duly endorsed Medallion Guaranteed stock powers in the form attached hereto as Exhibit A or notarized signatures of the holders thereof so as to make GlobalTech the sole owner thereof (the “Stock Power”); and (B) a completed and signed Transferee Certificate in the form attached hereto as Exhibit B (the “Transferee Certificate”). For the avoidance of doubt, each Current Shareholder’s execution and delivery to GlobalTech of the Stock Power, and Transferee Certificate is a condition precedent to GlobalTech’s payment of the Buyout Consideration on the Buyout Closing Date, provided that the required delivery of the Stock Power, and Transferee Certificate may be waived by GlobalTech in its discretion, and provided further that such Buyout shall be effective regardless of whether any Current Shareholder delivers the Stock Power, or Transferee Certificate. On the Buyout Closing Date, the Buyout Shares shall be free and clear of any and all liens, pledges, charges, security interests and other encumbrances. Effective upon the closing of a sale under this Section 4(c), (x) the Current Shareholders will no longer be Shareholders of the Company and will have no further rights (including voting rights and economic rights) in connection with the Buyout Shares or otherwise, (y) the Current Shareholders will be automatically removed from any position they may hold as Directors or officers of the Company, provided that such Current Shareholders agree to provide whatever resignations or other confirmations as GlobalTech may request, and (z) this Agreement shall terminate.

(d) Upon completion of a Buyout, this Agreement shall cease to be of any force and effect, except to the extent of rights and obligations of the Parties that have accrued prior to cessation.

5. CURRENT SHAREHOLDERS’ PUT RIGHT.

(a) Subject to the Current Shareholders having converted their entire holding of Series A Convertible Preferred Stock of GlobalTech into GlobalTech Common Stock, and the Company attaining at least 75% of each of the performance targets set out in Part 1 of the Annex to this Agreement for the third financial year following the year in which the Facility Date occurs (counting the first such financial year as the year in which the Facility Date occurs, for example only, if the Facility Date occurs on September 30, 2025, the third financial year following the Facility Date will be the financial year ended December 31, 2028) (as applicable, the “Put Option Triggering Components” and the meeting of such Put Option Triggering Components as aforesaid, a “Put Option Trigger”), each of the Current Shareholders shall, beginning on the first (1st) Business Day after the Company’s annual general meeting the third financial year following the year in which the Facility Date occurs (counting the first such financial year as the year in which the Facility Date occurs) (wherein the Company’s audited financial statements for such financial year are approved), up until twenty (20) Business Days thereafter (the “Put Option Period”), have the right (but shall not be obliged to) sell up to further 10% of the Shares then held by the Current Shareholders (the “Put Shares”) in the Company to GlobalTech (the “Put Right”), and GlobalTech shall be obliged to purchase from the Current Shareholders, the Put Shares of the Company then held by such Current Shareholders upon exercise of the Put Right, on the following material terms and conditions: (for sake of clarity, the Put Right if so exercised, shall cause GlobalTech’s total holding in 123 Investments to reach 61%):

Shareholders Agreement

(i) in the event the Uplisting Date does not occur on or prior to the Required Uplisting Date, or the Facility Date does not occur on or prior to the Credit Facility Deadline, or as extended by the mutual consent of the Parties, then the Put Option Trigger shall be deemed to have been reduced as mentioned in Annexure 2. Further if due to any reason, the Facility cannot be made available to 123 Investment Limited, by the Credit Facility Deadline, GlobalTech, shall make available sufficient collateral / security required to raise USD 3.0 million for 123 Investments Limited. For the avoidance of doubt it is agreed that the Facility Date shall only occur once either the Facility has been made available to 123 Investments Limited by GlobalTech or 123 Investments Limited has raised at least $3.0 million using the collateral / security provided by GlobalTech;

(ii) the Put Right shall be exercisable by either or both of the Current Shareholders’ (the “Put Right Shareholders”) delivery to GlobalTech, on any Business Day that falls within the Put Option Period, of a single unconditional and irrevocable notice in writing (the “Put Exercise Notice”), specifying the aggregate number of Put Shares to be sold to GlobalTech;

(iii) subject to any applicable law, the completion of the Put Right Shareholders’ sale and GlobalTech’s purchase of the Put Shares shall take place no later than ninety (90) days following GlobalTech’s receipt of the Put Exercise Notice, it being agreed that GlobalTech shall give the Put Right Shareholders at least ten (10) days’ prior written notice of the date of such completion (the “Put Right Completion Date”);

(iv) in the event any of the Current Shareholders does not deliver a Put Exercise Notice to GlobalTech during the Put Exercise Period, any rights provided to such Current Shareholder under this Section 5 shall expire and be of no further force or effect; and

(v) the purchase price payable by GlobalTech for each of the Put Shares (the “Put Option Price”) shall be calculated in US$ on the basis of the formula set out in Part 2 of the Annex to this Agreement, and shall be paid to the Put Right Shareholders by way of a number of shares of GlobalTech Common Stock equal to the aggregate Put Option Price payable to the applicable Put Right Shareholder, divided by the 90 Day VWAP, and rounded up to the nearest whole share of GlobalTech Common Stock (the “GlobalTech Put Stock”); and

(vi) the purchase shall be subject to the applicable Put Right Shareholders delivering a Transferee Certificate in the form of Exhibit C hereto making customary representations and warranties to GlobalTech regarding their status in order for GlobalTech to confirm an exemption from registration for such issuances.

Shareholders Agreement

(b) Notwithstanding the above, in the event either (i) the Uplisting Date or (ii) the Facility Date have not been achieved by the end of the third financial year from the Facility Date, the Put Option Trigger shall be deemed to have occurred on the first (1st) Business Day after the Company’s annual general meeting following December 31, 2028 (wherein the Company’s audited financial statements for such financial year are approved), regardless of whether or not the Put Option Triggering Components are met.

(c) At the completion of the sale and purchase transaction pursuant to Section 5(a) on the Put Right Completion Date:

(i) The applicable Put Right Shareholders shall, if the Put Shares are in physical form, deliver the share certificates representing the Put Shares to GlobalTech’s authorized representative, along with duly executed transfer deeds, and stock powers with medallion signature guarantees, and take all steps, execute all documents, and do all acts and things, to forthwith transfer the legal and beneficial ownership of the Put Shares to GlobalTech, thereby causing GlobalTech’s name to be inscribed on the relative share certificates and entered in the register of members of the Company as the shareholder of the Put Shares, or, alternatively, if the Put Shares are held in book-entry form, the applicable Put Right Shareholders shall cause the electronic transfer of the Put Shares to the securities account established and maintained by GlobalTech for this purpose, so that GlobalTech is forthwith reflected as the legal and beneficial owner of the Put Shares; and

(ii) GlobalTech shall pay the Put Option Price to the applicable Put Right Shareholders by way of issuance to them of the GlobalTech Put Stock.

(d) It is acknowledged and agreed that the grant of the Put Option is contemplated as a performance incentive for the Put Right Shareholders, which will only be measurable during the third financial year from the Facility Date and that if the Company fails or is unable to achieve the performance targets to the extent referred to in Section 5(a), then, except as set forth in Section 5(b), notwithstanding anything in this Agreement to the contrary, and without prejudice to or limiting Section 5(a), GlobalTech shall be entitled to affect a GlobalTech Takeover (as defined above in Section 4), and cease payment of the Management Fee as set forth in Section 18, below.

(e) It is further acknowledged and agreed that, notwithstanding anything in this Agreement to the contrary, the applicable Put Right Shareholders shall not be entitled to sell and GlobalTech shall not be obligated to buy the Put Shares pursuant to Sections 5(a) and (b) if: (i) at the time of exercise of the Put Right by the applicable Put Right Shareholders, there is in effect a material breach of any Transaction Document by the Current Shareholders, or (b) either of the Current Shareholders has traded any GlobalTech Common Stock during the ninety (90) day period preceding the commencement of the Put Option Period.

Shareholders Agreement

(f) Through the end of the third financial year following the year in which the Facility Date occurs (counting the first such financial year as the year in which the Facility Date occurs) (the “Put Option Determination Period”), the Company shall operate separately from GlobalTech and each of GlobalTech and the Company shall maintain separate accounting books and records during such period, but it is understood and agreed that the financial statements will be consolidated for reporting purposes by GlobalTech to the extent required under GAAP and the rules and regulations of the Securities and Exchange Commission. During the Put Option Determination Period, GlobalTech agrees (i) to operate the business of the Company (the “Business”) in a manner not intentionally designed to reduce or eliminate the amount of the Put Option Trigger, but with due regard for practical business considerations, including with respect to profitability criteria, (ii) to provide products and services to customers and clients of the Business on terms, provisions, pricing, timeliness and quality of service comparable to that provided to GlobalTech customers generally, and (iii) to not divert sales generation efforts with clients and customers of the Business away from the Business and its sales channels with the principal intent of reducing or eliminating the Put Option Trigger. Except for regular maintenance capital expenditures arising in the ordinary course of business or expenses already predetermined in the annual forecasts presented to the Company, nothing herein shall constitute an obligation on the part of GlobalTech to acquire any additional equipment or make any capital expenditures exceeding an annual spend of US$300,000, in anticipation of, or during, the Put Option Determination Period.

6. RIGHTS OF FIRST REFUSAL.

(a) A Shareholder may Transfer all or a portion of its, his or her Shares only if he/she/it, prior to making such Transfer, first offers (an “Offer”) such portion of the Shares (the “Offered Interest”) for sale first to the other Shareholders (for purposes of this Section 6, the “Remaining Shareholders”). The Offer shall be made for (i) the price at which the proposed Transfer is to occur; or (ii) if no proposed Transfer is then contemplated, at the ROFR Price ((i) or (ii), as applicable, the “Proposed Price”). The Offer shall be made by notice in accordance with Section 21 hereof, which shall state that the Offer is being made pursuant to this Section and which shall set forth the amount of the Shares attributable to the Offered Interest, the name or names of the proposed purchaser or purchasers of the Offered Interest (if any), the Proposed Price, method of payment of the Proposed Price (provided that if there is no proposed Offer to purchase the Shares, the Shares shall be purchased on such terms as mutually agreed upon by the selling Shareholder and the buying Shareholder(s), as applicable, provided that if the parties cannot agree, the terms shall be as set forth in Section (b) of this Section 6) (the “Proposed Terms”), and the scheduled date of consummation of the proposed sale. A copy of the written offer, and any proposed sales agreement, from or with the proposed purchaser shall be attached to the Offer. The Remaining Shareholders shall have the option exercisable during the thirty (30) day period beginning on their receipt of the Offer (the “Option Period”) to accept the Offer on the Proposed Terms (pursuant to an “Exercise Notice”) to purchase (i) their Pro Rata Portion of the Offered Interest (rounded to the nearest whole Share) and (ii) such additional portion of the Offered Interest designated by the Remaining Shareholders (an “Additional Portion”). Any two or more Remaining Shareholders may agree among themselves to reallocate the portions of the Offered Interest to be purchased by them from their respective Pro Rata Portions. If any Remaining Shareholder fails to exercise his or her right to purchase its Pro Rata Portion of the Offered Interest (the “Remaining Portion”), then the Remaining Shareholders that have indicated in their Exercise Notice a desire to purchase an Additional Portion in accordance with their relative ownership interest of the Shares to the extent of the Additional Portion indicated in their Exercise Notice. The purchase by the Remaining Shareholders of the Offered Interest shall only be effective if all of the Offered Interest is purchased pursuant to this Section 6.

Shareholders Agreement

(b) In the event any Remaining Shareholder(s) exercises his, her, or its right of first refusal as set forth in the proceeding sentence, the purchase price for the applicable Offered Interest shall be paid by each applicable purchasing Remaining Shareholder(s) as follows: a down payment of twenty-five percent (25%) of the applicable purchase price shall be paid on the date which falls thirty (30) days from the end of the Option Period (the “Down Payment Date”), with the remaining balance due on the date that is twelve (12) months from the Down Payment Date.

(c) If the Remaining Shareholders elect not to purchase the Offered Interest in accordance with this Section 6, then the selling Shareholder may sell not less than all of the Offered Interest at any time within, but not subsequent to, ninety (90) days after the lapse of the options granted pursuant to this Section 6; provided, however, that such sale must be made to a third party purchaser and for the price and in accordance with the terms specified in the Offer notice. Notwithstanding the above, no Transfer shall be made if such Transfer does not comply with the Transfer Conditions defined in Section 10(b) or if the Transfer would be prohibited under Section 3.

(d) The selling Shareholder will be responsible for the payment of any and all expenses incurred by the selling Shareholder in the exercise of the rights specified in this Section 6 and the sale of its, his or her Shares.

(e) Notwithstanding the foregoing, no rights under this Section 6 shall apply with respect to any Permitted Transfer.

(f) Notwithstanding the foregoing, in the event the Company determines not to exercise the Company Option (as defined in Section 9), a Repurchase Event shall be treated for all purposes as an Offer for the Shareholder (or Shareholder’s Representative, as applicable) to Transfer such Shares pursuant to the terms and conditions of this Section 6 and Section 11, below.

Shareholders Agreement

7. DRAG-ALONG RIGHTS.

(a) Only after the end of the Put Option Period, if GlobalTech (a “Drag-along Transferor”) proposes a Transfer to any Person (a “Drag-Along Transferee”) in a bona fide arm’s-length transaction (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) of all (and not part of) the Shares held by it (an “Exit Sale” for the purposes of this Section 7), then the Drag-Along Transferor may elect to require all other Shareholders (for the purposes of this Section 7, the “Other Shareholders”) to transfer, as a part of the Exit Sale to such Drag-Along Transferee at the purchase price and upon the other terms and subject to the conditions of the Exit Sale (all of which shall be set forth in the Drag-Along Notice (defined below)), all (and not part of) the Shares held by the Other Shareholders as of the date of the Drag-Along Notice.

(b) The rights set forth in Section 7(a) shall be exercised by giving notice in accordance with Section 21 hereof (the “Drag-Along Notice”) to each Other Shareholder, at least fourteen (14) Business Days prior to the date on which the Drag-along Transferor expects to consummate the Transfer giving rise to such Drag-Along Right. In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any respect, the Drag-along Transferor shall give notice in accordance with Section 21 hereof (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each Other Shareholder. Each Drag-Along Notice and Amended Drag-Along Notice shall set forth: (i) the name of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee and a summary of any other material terms pertaining to the Transfer, and (iii) all other material terms of the proposed Transfer. After the delivery of such Drag-Along Notice, the Drag-along Transferor will provide each of the Other Shareholders with any additional information as is reasonably requested with respect to such Transfer, provided that the Drag-along Transferor may require the Other Shareholders to execute such confidentiality and non-disclosure provisions with respect to the identity of the Drag-Along Transferee or otherwise with respect to the Transfer as the Drag-along Transferor may deem necessary or desirable.

(c) All Transfers of Shares to the Drag-Along Transferee pursuant to this Section 7 shall be consummated contemporaneously at the offices of the Company, unless the Drag-along Transferor elects otherwise, on the later of (i) a Business Day not less than fourteen (14) or more than twenty-one (21) days after the Drag-Along Notice is delivered to the parties. The delivery of certificates (if any) or other instruments evidencing such Shares shall be made on such date, against payment of the purchase price for such Shares, duly endorsed for Transfer or with duly executed stock powers or similar instruments, or such other instrument of Transfer of such Shares as may be reasonably requested by the Drag-along Transferor and the Company, with all stock transfer taxes paid and stamps affixed. Additionally, each Shareholder shall comply with any other conditions to closing generally applicable to the Drag-along Transferor and all Other Shareholders selling Shares in such transaction. Each Other Shareholder shall receive the same amount and form of consideration received by the Drag-along Transferor for all the Shares sold. To the extent that the Parties are to provide any indemnification or otherwise assume any other post-closing liabilities, the Drag-along Transferor and all Other Shareholders selling Shares in a transaction under this Section shall do so severally and not jointly (and on a pro rata basis in accordance with their Shares being sold) and their respective potential liability thereunder shall not exceed the proceeds received, subject to customary exceptions in excess of such limits. Furthermore, each Other Shareholder shall only be required to give customary representations and warranties, including, but not limited to, title to interests conveyed, legal authority and capacity and non-contravention of other agreements.

Shareholders Agreement

(d) Notwithstanding the foregoing, no drag-along rights under this Section 7 shall apply with respect to any Permitted Transfer or any Repurchase Event and each Drag-Along Transferee and Transfer shall comply with the Transfer Conditions defined in Section 10(b).

(e) GlobalTech’s rights under this Section 7 shall only be applicable if the Uplisting Date and the Facility Date have been achieved and the Put Option Period has passed.

8. TAG-ALONG RIGHTS.

(a) Only after the end of the Put Option Period, if any of the Initial Shareholders (for the purposes of this Section 8, the “Selling Shareholders”) propose to Transfer Shares representing 51% or more in the aggregate of the then outstanding voting Shares or economic interests of the Company, whether in one transaction or in a series of related transactions, then such Selling Shareholder(s) shall give written notice (a “Tag-Along Notice”) to each of the other Shareholders (for the purposes of this Section 8, the “Other Shareholders”) setting forth in reasonable detail the terms and conditions of such proposed Transfer, including the proposed amount and form of consideration, terms and conditions of payment and a summary of any other material terms pertaining to the Transfer. In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any respect, the Selling Shareholders shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each Other Shareholder. The Selling Shareholders shall provide additional information with respect to the proposed Transfer as reasonably requested by the Other Shareholders.

(b) The Other Shareholders shall have the right, exercisable upon written notice to the Selling Shareholders within thirty (30) days after receipt of any Tag-Along Notice, or, if later, within seven (7) days of such receipt of the most recent Amended Tag-Along Notice, to participate in the proposed Transfer by the Selling Shareholders to the proposed purchaser (the “Tag-Along Transferee”) on the terms and conditions set forth in such Tag-Along Notice or the most recent Amended Tag-Along Notice, as the case may be (such participation rights being hereinafter referred to as “Tag-Along Rights”). Any Other Shareholder that has not notified the Selling Shareholders of its intent to exercise Tag-Along Rights within thirty (30) days of receipt of a Tag-Along Notice (or, if applicable, within seven (7) days of receipt of an Amended Tag-Along Notice) shall be deemed to have elected not to exercise such Tag-Along Rights with respect to the Transfer contemplated by such Notice. Each Other Shareholder may participate with respect to the Shares owned by such party in an amount equal to the product obtained by multiplying (i) the aggregate number of Shares owned by such Other Shareholder on the date of the Transfer by (ii) a fraction, the numerator of which is equal to the number of Shares proposed to be Transferred by the Selling Shareholders and the denominator of which is the aggregate number of Shares owned by the Selling Shareholders and any other participating Other Shareholders. If one or more Other Shareholders hereunder elect not to include the maximum number of Shares in a proposed Transfer, the participating Shareholders (including the Selling Shareholders) may sell in the proposed Transfer a number of additional Shares owned by any of them equal to their pro rata portion of the number of Shares eligible to be included in the proposed Transfer and not so elected to be included (the “Eligible Shares”), based on the relative number of Shares then held by each such Shareholder, and such additional Shares which any such Shareholder(s) propose to sell shall not be included in any calculation made pursuant to the second sentence of this Section 8(b) for the purpose of determining the number of Shares which the Shareholder will be permitted to include in a proposed Transfer.

Shareholders Agreement

(c) At the closing of the Transfer to any Tag-Along Transferee pursuant to this Section 8(c), the Tag-Along Transferee shall remit to each selling Shareholder the consideration for the Shares sold (as applicable) against delivery by such Shareholder of certificates (if any) or other instruments evidencing such Shares, duly endorsed for Transfer or with duly executed stock powers or similar instruments, or such other instrument of Transfer of such Shares as may be reasonably requested by the Tag-Along Transferee and the Company, with all stock transfer taxes paid and stamps affixed. Additionally, each Shareholder shall comply with any other conditions to closing generally applicable to such Selling Shareholders and all Other Shareholders selling Shares in such transaction. The consummation of such proposed Transfer shall be subject to the sole discretion of the Selling Shareholders, who shall have no liability or obligation whatsoever to any Other Shareholder participating therein other than to obtain for such Other Shareholder the same terms and conditions as those set forth in the Tag-Along Notice or any Amended Tag-Along Notice. Each Other Shareholder shall receive the same amount and form of consideration received by the Selling Shareholders per each Share sold. To the extent that the Parties are to provide any indemnification or otherwise assume any other post-closing liabilities, the Selling Shareholders and all Other Shareholders selling Shares in a transaction under this Section 8 shall do so severally and not jointly (and on a pro rata basis in accordance with their Shares being sold), and their respective potential liability thereunder shall not exceed the proceeds received, subject to customary exceptions in excess of such limits.

(d) Notwithstanding the foregoing, no tag-along rights under this Section 8 shall apply with respect to any Permitted Transfer or any Repurchase Event, each Tag-Along Transferee and Transfer shall comply with the Transfer Conditions defined in Section 10(b).

9. DEATH OR INCAPACITY OF SHAREHOLDER.

The shares of any individual Shareholder who is subject to Incapacity (the “Incapacitated Shareholder”), shall transfer to such Incapacitated Shareholder’s estate, legal heir(s) or other successor in interest or the deceased Shareholder’s estate, legal heir(s), or other successor in interest, as nominated by such Incapacitated Shareholder in writing (as applicable, the “Shareholder’s Heir”) provided that such transferee executes an Addendum and such applicable Transfer complies with all of the Transfer Conditions of Section 10(b). Any such transfer shall be contingent upon the recipient entering into, and void in the event that the recipient does not enter into, an Addendum and that such transfer complies with all of the Transfer Conditions of Section 10(b).

Shareholders Agreement

10. PERMITTED TRANSFERS.

(a) The following types of Transfers (“Permitted Transfers”) may be consummated notwithstanding, and without such Shareholder needing to comply with, the provisions of Sections 3,6, 7 or 8 of this Agreement:

(i) a Transfer by any Current Shareholder of all or any portion of his, her, or its Shares to an Immediate Family Member of the Shareholder.

(b) Any Permitted Transfer by a Shareholder must satisfy all of the following conditions (the “Transfer Conditions”):

(i) the Person who is Transferred Shares by a Shareholder must execute an Addendum and become subject to the terms of this Agreement, unless such requirement is waived in writing by a Super Majority In Interest.

(c) In the event a Shareholder makes a Permitted Transfer, it, he or she shall notify the Company thereof, in accordance with Section 21 hereof which shall specify (i) the name of the Transferee, (ii) the relationship of the Transferee to the Shareholder, (iii) the Shares transferred, and (iv) the date of such Transfer. Any such Transferee shall, as a condition of the recognition by the Company of such Transfer, execute an Addendum.

(e) Unless approved in writing by a Super Majority In Interest, a Shareholder may also not pledge, hypothecate or otherwise encumber his or her Shares to, or in favor of, any national or state bank or other financial institution; provided, however, that a Shareholder may pledge, hypothecate or encumber all of its, her or his Shares in order to secure a loan made to the Company.

(f) Any Shares subject to a Permitted Transfer shall retain all of the rights and obligations of such Shares, and such prior holder(s), prior to such Permitted Transfer, including where applicable and where such Shares were originally held by a Current Shareholder, being subject to the Buyout right set forth in Section 4 herein.

Shareholders Agreement

11. OTHER EVENTS CONSTITUTING AN OFFER TO TRANSFER INTERESTS.

(a) Each of the following events or conditions shall constitute a “Repurchase Event”:

(i) The filing of a petition in bankruptcy by or against the Shareholder (unless the petition is dismissed within ninety (90) days);

(ii) Any general assignment by the Shareholder for the benefit of his or her creditors;

(iii) Any other event, other than an Offer made pursuant to Section 6 of this Agreement, a Transfer subject to Section 6, or a Permitted Transfer, which, were it not for the provisions of this Agreement, would cause any such Shares, or any interest therein, to be sold, assigned, awarded, confirmed or otherwise transferred, for consideration or otherwise, to any person, whether voluntarily, involuntarily or by operation of law, or any event which would cause the Shares to be pledged, hypothecated or encumbered.

(b) Upon the occurrence of a Repurchase Event, as defined in Section 11(a), the Remaining Shareholders shall have the right to purchase such Shareholder’s Shares on the same terms and conditions as if such Shareholder had made an Offer to sell such Shares pursuant to Section 6 at the ROFR Price.

(c) Within thirty (30) days after the occurrence of a Repurchase Event, the Shareholder or his or her trustee in bankruptcy, personal representative, guardian, executor or administrator, as appropriate (the “Transferor”), shall give notice in accordance with Section 21 hereof to the Company and the Remaining Shareholders of such event specifying the date of such event and describing in reasonable detail the nature of the event and the number of Shares affected. The price per Share shall be as specified as provided in Section 11(b), above, as appropriate. Such notice shall be deemed to be an Offer for the purposes of Section 6, the number of Shares affected shall be deemed to be the Offered Interest and such ROFR Price (or other price as determined in Section 11(b)) shall be deemed to be the Proposed Price. If any Remaining Shareholder has not received this notice upon the expiration of the thirty (30) day period, any Remaining Shareholder of the Company who has actual knowledge of such event may give notice in accordance with Section 21 hereof to the Company and the Remaining Shareholders at any time after the end of such period, and the notice shall be deemed to be the Offer.

(d) The purchase price for the Offered Interest for purposes of this Section 11 shall be paid within thirty (30) days of the exercise of any option to purchase such shares as described in this Section 11 above. The other terms and conditions and procedures for transferring Offered Interest shall be determined in accordance with Section 6.

Shareholders Agreement

12. SECURITY FOR PURCHASE PRICE OF SHARES; COMPANY AS ATTORNEY-IN-FACT. Whenever any Shares are purchased pursuant to the option created under Sections 4, 6, 9 or 11 of this Agreement and the Parties agree that the entire purchase price for the Shares will not be paid at closing, then the purchaser(s) may endorse the certificates for the purchased Shares and deliver the same to the selling Shareholder (or his or her representatives) as collateral security for the payment of the unpaid purchase price, and such Shares may be held until the entire purchase price shall have been paid. While such Shares shall be held as collateral security and so long as the purchasing Shareholder is not in default, the purchasing Shareholder shall be entitled to all rights as a Shareholder, including voting rights and rights to all dividends, with respect to such Shares. On the closing date for any sale of Shares as provided in this Agreement, certificates representing such Shares shall be delivered to the Company with appropriate stock powers or endorsements duly executed in blank. If the stock certificate or certificates with appropriate stock powers or endorsements duly executed as aforesaid are not delivered contemporaneously with the tender of the purchase price, then the Company and its officers shall be appointed, and the Company and its officers are hereby irrevocably constituted and appointed, the attorney-in-fact with full power and authority to execute the necessary stock powers and to perform all other acts necessary and proper in order to transfer such stock certificate or certificates to the Company or other Shareholders in accordance with the provisions of this Agreement, whether upon the Incapacity of a Shareholder or otherwise. This special power of attorney is irrevocable and is coupled with an interest.

13. REQUIREMENT FOR TRANSFEREE TO EXECUTE ADDENDUM. Any Transferee permitted pursuant to the terms of this Agreement, i.e., including, but not limited to (i) a Permitted Transferee; (ii) the acquirer of Shares pursuant to a Transfer described in Section 6, pursuant to which not all of the rights of first refusal have been exercised; or (iii) any Person who acquires Shares pursuant to Section 10, subject to the rights provided for therein, shall, as a condition of the recognition by the Company of such Transfer, execute an addendum to this Agreement acknowledging the terms and restrictions of this Agreement and the Transferee’s obligation to be bound hereby (an “Addendum”). In the event that any Transferee permitted hereunder fails to execute an Addendum, and/or until such time as the permitted Transferee executes any Addendum, the original Shareholder who attempted the permitted Transfer, shall continue to be considered a Shareholder of the Company, the Transferee shall have no rights as a Shareholder of the Company, and the attempted Transfer shall be considered void ab initio. Nothing in this Section 13 shall modify the other terms and conditions of this Agreement, or allow any Transferee not permitted by the terms and conditions of this Agreement to become a Shareholder of the Company by executing an Addendum, and any such unpermitted execution of an Addendum shall be void and of no force and effect. Notwithstanding the above, no Addendum shall become effective until accepted and counter-signed by the Company.

Shareholders Agreement

 14. EFFECT OF NON-COMPLYING TRANSFER. If any Transfer in violation of this Agreement shall be attempted, or if any involuntary or other purported Transfer by law of any Shares occurs or is attempted (each, a “Non-complying Transfer”), it shall be void ab initio and upon presentation for transfer the Company shall not give effect to such purported Transfer.

15. LOCK-UP. Each Shareholder agrees to execute a customary lock-up agreement with the underwriters in connection with any IPO (defined below in Section 25), provided that the duration of the lock-up period shall not exceed 180 days.

16. CONSIDERATION. Each Current Shareholder confirms and acknowledges that GlobalTech would not have entered into the Exchange Agreement but for the Current Shareholder agreeing to the terms of this Agreement, and further confirms that such Current Shareholder has received valid and sufficient consideration for its entry into this Agreement from the mutual agreements and covenants set forth herein, and the terms of the Exchange Agreement.

17. GOVERNANCE.

(a) Number of Directors. The business and affairs of the Company shall be governed by the Board, which shall consist of five (5) Directors, three (3) of whom shall be appointed by GlobalTech (each a “GlobalTech Director”) and two (2) of whom shall be appointed by the Current Shareholders (the “Current Shareholder Directors”). Each subsidiary of the Company shall also be governed by the same mechanism whereby the board of each subsidiary shall consist of five (5) Directors, three (3) of whom shall be GlobalTech Directors and two (2) of whom shall be Current Shareholders Directors. Once designated, Directors will serve on the Board until they resign or are removed pursuant to the terms of this Agreement, or their earlier death or Incapacity. The number of members on the Board may be increased (but not decreased) with the consent of a Super Majority In Interest. Notwithstanding anything herein to the contrary, (i) GlobalTech shall have the right to designate a replacement individual to serve as a GlobalTech Director at any time upon written notice to the other Shareholders and Directors; and (ii) the Current Shareholders shall have the right to designate a replacement individual to serve as a Current Shareholder Director at any time upon written notice to the other Shareholders and Directors. In the event the Current Shareholders cannot agree on a Current Shareholder Director, such disagreement shall be settled by the Current Shareholder Directors. The Chairperson of the Board shall be one of the GlobalTech Directors.

(b) Initial Directors. The initial GlobalTech Directors for the Company as well as each of its subsidiaries will be Mehdi Al Abduwani, Ian Barnett and Muhammad Azhar Saeed and the initial Current Shareholder Directors for the Company and each of its subsidiaries will be Stephen Buck and John Patrick Bywater.

(c) Officers. The Directors will appoint the officers of the Company, provided that the Company’s chief executive officer shall be a nominee of the Current Shareholder Directors, while the Company’s chief financial officer shall be a nominee of GlobalTech. Except as set forth in the preceding sentence, the Board may elect one or more officers of the Company such as President, Vice President, Secretary and Treasurer, which officers shall serve at the will and direction of the Board, and shall have only the authority delegated to them by the Board.

Shareholders Agreement

(d) Removal. A Director then serving as a GlobalTech Director may be removed at any time, with or without cause, only with the prior written consent of GlobalTech. A Director then serving as a Current Shareholder Director may be removed at any time, with or without cause, only with the prior written consent of a majority in interest of the Current Shareholders.

(e) Vacancy. In the event of the death, disability, retirement, resignation or removal of a GlobalTech Director in accordance herewith, GlobalTech will have the exclusive right to appoint such GlobalTech Director’s replacement. In the event of the death, disability, retirement, resignation or removal of a Current Shareholder Director in accordance herewith, the Current Shareholders will have the exclusive right to appoint such Current Shareholder Director’s replacement.

(f) Meetings. Meetings of the Board shall be held not less than once per calendar quarter, except that a Director or a Majority In Interest may at any time call a Board meeting by giving at least 24 hours written notice to the Company and each other Director (which may be via email) to enable the meeting to be convened.

(g) Chairperson. The Chairperson of the Board shall be a nominee of GlobalTech. In the event of a deadlock between voting members of the Board, the Chairperson of the Board shall have a second or tie-breaking vote. The Chairperson of the Board shall set the agenda of each Board meeting as well as each General Meeting of Shareholders of the Company.

(i) Quorum. A majority of the number of Directors on the Board at the time of a meeting constitutes a quorum for the transaction of business at such meeting, provided at least one (1) Director present must be a GlobalTech Director and at least one (1) Director present must be a Current Shareholder Director, in order for a quorum to exist. Directors may participate in a meeting of the Board by means of telephonic or video conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(j) Devotion of Time. The Directors shall not be obligated to devote all of their time or business efforts to the Company’s affairs, but shall devote that amount of their time, effort and skill to the Company as may be reasonably necessary for the ongoing operations of the Company’s affairs.

Shareholders Agreement

(k) Board Authority. Except for those matters that are Board Reserved Matters or Super Majority Matters or matters within the business plan, the Board shall decide upon all matters in the ordinary course of business by majority vote. These matters in the ordinary course of business shall include:

(i) borrowing money from unaffiliated third parties (such borrowing to be on arm’s length commercial terms), as contemplated by this Agreement;

(ii) the making of loans in the ordinary cause of business including approving security in the form of a debenture and not otherwise subject to the terms of this Agreement;

(iii) the adopting of the balance sheet and profit and loss or income and expenditure account as are required to be circulated to the shareholders;

(iv) approving any plan or policy involving employee compensation or incentivization, other than routine layoffs, hiring or firing;

(v) approving related party transactions, other than at arm’s length terms; and

(vii) recommending the auditors’ report for approval.

(l) Board Reserved Matters. The following matters (the “Board Reserved Matters”) shall require the unanimous approval of the Board:

(i) increasing share capital, issuance of shares, and allotment of share capital;

(ii) issuance of debentures or any debt instruments in the nature of redeemable capital (but not loans as described in Section 17(k)(i) above);

(iii) making loans outside the ordinary course of business;

(iv) approving any employee separation schemes;

(v) approving the Business Plan on at least an annual basis (including any alterations, modifications, or amendments thereto);

(vi) compromising lawsuits and claims by or against the Company where the claims either individually or, in respect of related claims, in aggregate, exceed US$100,000 in value;

Shareholders Agreement

(vii) recommending any annual dividends, declaring any interim dividends, or approving any other payments to any Shareholder, except for the Management Fee (as defined in Section 18);

(viii) approving any procurement exceeding US$300,000 in value through one or a series of transactions;

(ix) approving any restructuring, merger, amalgamation, acquisition, joint venture, or other form of business combination to which the Company may become a party;

(x) related party transactions, other than on arm’s length terms;

(xi) approving any disposals of material assets or any sizeable part of the Company’s business;

(xii) (A) create (by new authorization, reclassification, recapitalization or otherwise) or (B) issue, any class or series of Shares or shares of ordinary shares of the Company or stock or securities exchangeable for or convertible into Shares or other securities;

(xiii) consolidate or divide or alter, increase or reduce all or any of the Company’s Share capital, or grant or issue any options, rights or warrants which may require the issuance of Shares or stock in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Shareholders in the Company; and

(xiv) approving any flotation or public offering of the Company’s shares.

(m) Actions Requiring Consent of Super Majority In Interest. The Directors will not, without the prior written consent of a Super Majority In Interest, engage or cause the Company to engage in any of the following actions (“Super Majority Matters”) (and any such actions purported to be taken without such consent shall be null and void):

(i) Amend, waive or alter the Company’s Organizational Documents or any provisions thereof;

(ii) negotiate, litigate, or settle any claim against the Company;

(iii) pay or declare any dividends, or make any other distribution of cash, Shares, or other assets, on any of the Shares or other securities of the Company, including, but not limited to any distribution, dividend, or payment to the Shareholders;

(iv) loan any money of the Company to any Shareholder of the Company, on arms-length terms, reasonably approved by the Directors;

Shareholders Agreement

(v) capitalize any sum standing to the credit of any of the Company’s reserve accounts or profit or loan accounts;

(vi) authorize or approve a merger or consolidation or sale or spin-off of all or substantially all of the Company’s assets;

(vii) sell, lease, convey, exchange, transfer, grant an exclusive license in any country under, or otherwise dispose of (x) the copyrights, trademarks, and patents and any other tangible or intangible assets which are requisite for the Company to carry on their business or (y) all or substantially all of the assets held by the Company;

(viii) redeem, repurchase, cancel or otherwise acquire any of the Company’s Shares or securities;

(ix) create, assume, or guarantee any indebtedness (other than trade payables in the ordinary course) of the Company;

(x) authorize, adopt, amend or establish, or allocate or issue additional Shares or options to any employee, share grant, share purchase, share options, incentive or compensation plan, program or arrangement relating to the Company;

(xi) change in any material respect the nature of the Company’s current or contemplated business as carried on as of the date hereof;

(xii) establish or invest in, or divest or sell off any interest in, any affiliated company of the Company;

(xiii) approve any recapitalization, restructuring or reorganization or any action that would result in its dissolution, liquidation or winding up, or apply for the appointment of a receiver of the Company;

(xiv) increase or decrease the maximum number of Directors;

(xv) enter into any joint venture agreements or the formation of any subsidiary of the Company;

(xvi) sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by the Company except in the ordinary course of their business; or

(xvii) approve any Transfer of Shares.

Shareholders Agreement

(n) Authorized Loans. The Shareholders confirm that no approval of the Directors or the Shareholders shall be required for any Shareholder to loan funds to the Company, provided the terms of such loan(s) are on no greater than arms-length terms; provided that such terms may be on more favorable terms than arms-length.

(o) Auditor. The Company’s external auditor shall be an entity nominated and selected by a Super Majority In Interest.

(p) The Parties shall, for the avoidance of doubt, exercise the full extent of their rights and powers as the Company’s Shareholders to give effect to and implement the foregoing provisions of this Section 17.

18. DAY-TO-DAY MANAGEMENT OF THE COMPANY; MANAGEMENT FEE.

The Current Shareholders shall, subject to the conditions hereinafter set out in this Section 18, conduct the Company’s day-to-day management and operations on behalf of GlobalTech as the Company’s majority shareholder. In this regard, the Current Shareholders shall, in respect of each year in which the Company earns an after-tax Net Profit, and notwithstanding anything in this Agreement to the contrary, but subject to all applicable laws, be entitled to receive from the Company, as a management fee (the “Management Fee”), the sum of five percent (5%) of the Company’s Net Profit, subject to applicable law, provided that such Management Fee shall undergo a reduction of twenty percent (20%), to four percent (4%) of the Company’s after-tax Net Profit, in the event the Current Shareholders’ collective shareholding in the Company drops to equal or less than forty percent (40%) of the total Shares, and shall undergo further proportionate reductions for every drop in the Current Shareholders’ collective shareholding in the Company up until the level of a thirty-four percent (34%) ownership interest therein (i.e., will drop by 1/6th for each decrease in ownership of the Current Shareholders below forty percent (40%), it being agreed that the Current Shareholders shall no longer be entitled to receive any Management Fee from the Company if their collective shareholding in the Company falls below such thirty-four percent (34%) level. The Management Fee shall be paid separate from any dividend payable to the Company’s shareholders. The Management Fee, if any, shall be paid within sixty (60) days of the Company’s determination of such Net Profit for the prior year’s period. No Management Fee shall be due, or earned, by any Current Shareholder, following any applicable date that (i) the Put Option Trigger is not met as of the end of the third (3rd) financial year following the Facility Date, subject to Section 5(b) hereof; or (ii) any Current Shareholder is in breach of any term or condition of any Transaction Document.

19. DEADLOCK.

(a) If a Deadlock (as defined below) arises under this Agreement between GlobalTech, on the one hand, and the Current Shareholders, on the other hand, involving the Company’s management and Operations, then they shall refer the Deadlock to Babar Ali Syed representing GlobalTech and Stephen Buck representing the Current Shareholders for resolution through good faith negotiations within a period of thirty (30) days of the date of receipt by either side of a notice from the other side (or the nominee Director of the other Party in the case of a Deadlock occurring in the Board), or such other period mutually agreed by GlobalTech and the Current Shareholders in writing (the “Negotiation Period”). If the above named Babar Ali Syed and Stephen Buck are unable to resolve the Deadlock within the Negotiation Period, then all Shareholders shall meet within ten (10) Business Days after the end of the Negotiation Period:

(i) to agree in writing on a mutual extension of time for resolution of the Deadlock; or

Shareholders Agreement

(ii) to refer the matter underlying the Deadlock directly to arbitration pursuant to Section 34), within thirty (30) Business Days following conclusion of ten (10) Business Days after the Negotiation Period, unless otherwise agreed in writing by GlobalTech and the Current Shareholders.

(b) In case of any Deadlock, and until its resolution or other final outcome in consequence thereof as envisaged by this Agreement, as the case may be, the provisions of this Agreement shall nonetheless continue in full force and effect and the Company shall continue to be managed as it is then being managed.

(c) Notwithstanding the existence of any Deadlock, the Parties shall continue to fulfil their obligations under this Agreement until the resolution of the Deadlock or other final outcome in consequence thereof as envisaged by this Agreement.

(d) For the purposes of this Agreement, a “Deadlock” occurs if:

(i) the Board fails to approve the same matter in three (3) consecutive Board meetings, whether due to lack of quorum or otherwise; or

(ii) the Company’s Shareholders fail to approve the same matter in two (2) consecutive General Meetings thereof, whether due to lack of quorum or otherwise.

Provided, however, that for a Deadlock to occur, at least two (2) weeks must elapse between each relevant consecutive Board Meeting or General Meeting (as the case may be).

20. MUTUAL REPRESENTATIONS, COVENANTS AND WARRANTIES.

(a) The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Shareholders Agreement

(b) The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the Company Documents, or such other document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which either the Company or the Shareholders is a Party or by which either the Company or the Shareholders is bound or affected.

(c) Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

(d) In the event the Uplisting Date does not occur on or prior to the Required Uplisting Date, or the Facility Date does not occur on or prior to the Credit Facility Deadline, or as extended by the mutual consent of the Parties, then the performance targets set forth in Part I of the Annex to this Agreement shall be reduced by 40%. Further, if due to any reason the Facility cannot be made available to 123 Investment Limited, by the Credit Facility Deadline, GlobalTech shall make available sufficient collateral / security required to raise USD 3.0 million for 123 Investments Limited. For the avoidance of doubt it is agreed that the Facility Date shall only occur once either the Facility has been made available to 123 Investments Limited by GlobalTech or 123 Investments Limited has raised at least $3.0 million using the collateral / security provided by GlobalTech.

(e) The entry into this Agreement is a required and integral term of the Exchange Agreement and GlobalTech would not have agreed to the terms of the Exchange Agreement unless each of the Current Shareholders agreed to be bound by the terms hereof.

21. NOTICES. All notices, requests and other communications hereunder, shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; (d) overnight courier service; or (e) email, and shall be, addressed to a Shareholder at the address set forth on the signature page hereto or at such other address of which a Shareholder has given the Company and the other Shareholders written notice of at least ten (10) days previously. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three Business Days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; (D) in the case of a notice sent by overnight mail or overnight courier service, the next Business Day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid; and (E) in the case of a notice sent by email, effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 21, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 21, but which acknowledgment of acceptance shall include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’).

Shareholders Agreement

22. AMENDMENTS; WAIVERS. Neither this Agreement nor any term hereof may be amended or waived (each an “Amendment”) orally or in writing, except that any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), and such amendment or waiver shall be applicable to all of the Shareholders, with the written consent of the Company and a Majority In Interest.

23. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the jurisdiction of Nevada.

24. BINDING EFFECT AND BENEFITS. Except as otherwise provided herein, the terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns, and shall be binding upon any person to whom any of the Shares of the Parties are transferred and upon the heirs, executors, administrators, personal representatives, successors and assigns of each such Person.

25. TERM OF AGREEMENT. This Agreement shall become effective as of the Effective Date (for the sake of clarity, this Agreement shall not bind the Initial Shareholders until the Effective Date) and shall remain in full force and effect until the Company and a Super Majority In Interest, shall agree in writing to its termination or until the first to occur of (i) offering of Shares by the Company pursuant to a registration statement effective under the Securities Act of 1933, as amended (an “IPO”); (ii) the purchase or other acquisition by one Shareholder of all the issued and outstanding Shares of the Company; or (iii) the dissolution, bankruptcy or receivership of the Company (as applicable, the “Term”). Upon termination of this Agreement, the Secretary of the Company or the Company’s Transfer Agent shall, upon tender of the certificates for Shares, delete the legend endorsed thereon pursuant to Section 2 of this Agreement. This Agreement may be terminated at any time prior to the Effective Date with the approval of a Super Majority In Interest.

Shareholders Agreement

26. REMEDIES FOR VIOLATIONS. The Shares cannot be readily purchased or sold on the open market and for this reason, among others, the Parties hereto will be irreparably damaged in the event that this Agreement is not complied with by all Parties hereto. The Parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement. If any Party brings any action or proceeding to enforce the provisions of this Agreement, any Party against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists and such Party will not urge in any such action or proceeding the claim or defense that such remedy at law exists. The Parties further agree that an injured Party will, at its option, have the right to an injunction from a court of competent jurisdiction restraining further violation of this Agreement or any provision of this Agreement or affirmatively compelling any violating Party to carry out its obligations hereunder without necessity of posting bond/providing security for costs or proving damages. The rights granted in this Section 26 shall be cumulative and not exclusive, and shall be in addition to any and all other rights which the Parties hereto may have hereunder, at law or in equity. In the event a Party to this Agreement must employ an attorney or solicitor or barrister to enforce the provisions hereof or to secure performance by a defaulting Party under the terms herein stated, the prevailing Party in litigation arising therefrom shall be entitled to an award of its reasonable attorney’s legal fees both on trial/hearing and the appellate level incurred in enforcing this Agreement and/or securing performance of the terms herein stated.

27. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Parties hereto and supersedes any prior agreements among the Parties pertaining to the Shares. There are no representations, warranties, promises, covenants or understandings other than those herein expressly set forth.

28. CONFLICTS WITH ORGANIZATIONAL DOCUMENTS. To the extent that any terms in the Company’s Organizational Documents conflict with any term in this Agreement, (i) the terms of this Agreement shall take precedence, and (ii) the Shareholders covenant and agree to take prompt action to amend the Company’s Organizational Documents to conform to this Agreement.

29. SEVERABILITY. Every provision of this Agreement is intended to be severable. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If a court of competent jurisdiction determines that any covenant or restriction or portion thereof, set forth in this Agreement is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the Parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified. In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Shareholders Agreement

30. SECTION AND OTHER HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

31. INDEPENDENT COUNSEL. Each Shareholder, by signing this Agreement acknowledges that he, she or it (a) has read and understood this Agreement, and understands the terms and conditions hereof, including, but not limited to Sections 4 through 17; has had the opportunity to obtain separate and independent counsel of his or her own choosing prior to signing this Agreement and has either exercised or waived such right; (b) has relied solely and completely upon its own judgment in executing this Agreement; (c) has had the opportunity to seek and has obtained the advice of its own tax and business advisors before executing this Agreement; (d) has acted voluntarily and of its own free will in executing this Agreement; and (e) understands that this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. No other Party’s legal counsel has not undertaken to assist or render legal advice to any Shareholders in regards to this Agreement.

32. ADDITIONAL PARTIES. With the approval of the Company, anyone in whose name Shares are validly Transferred pursuant to the terms of this Agreement may become a Party to this Agreement by executing an Addendum, which shall not require the approval or consent of the other Shareholders already a Party hereto.

33. FURTHER ASSURANCES. Each Shareholder hereby covenants that it will, whenever and as reasonably requested by the other Parties hereto at such Shareholder’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the other Parties may reasonably request or require from time to time in order to comply with the terms and conditions of this Agreement and the restrictions, requirements and rights set forth herein.

34. ARBITRATION. Other than in the case of any Deadlock as referred to in Section 19 (to which, initially, Section 19 shall apply, and, thereafter, the Deadlock shall be referred directly to arbitration pursuant to this Section 34), the Parties shall first attempt to amicably resolve within thirty (30) days any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof, through mutual discussions carried out in good faith between any Parties. If such dispute, controversy of claim is not resolved within the thirty (30) day time limit referred to in the preceding sentence, then the Parties shall appoint a third party mediator to resolve the deadlock, it being acknowledged and agreed that such mediation shall be in accordance with an internationally recognized model procedure, such as the Center for Effective Dispute Resolution (CEDR), and shall be completed within thirty (30) days. The Parties shall refer any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof that has not been resolved in accordance with the preceding two sentences to arbitration in Paris, France, in accordance with the Arbitration Rules of the International Chamber of Commerce for the time being in force (the “Rules”), which are deemed to be incorporated by reference into this Section 34. The arbitral tribunal shall consist of three arbitrators, appointed in accordance with the Rules. The arbitration shall be conducted in English. The costs of any arbitration shall be split by the Parties. When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Agreement. An award made by the arbitral tribunal pursuant to an arbitration in accordance with this Section 34 shall be treated as final and binding on the Parties and enforceable in accordance with all applicable laws. Subject to Section 34, the Courts at Reno, Nevada, shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

35. COUNTERPARTS, EFFECT OF FACSIMILE, EMAILED AND PHOTOCOPIED SIGNATURES. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature pages follow.]

Shareholders Agreement

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement as of the date first written above to be effective upon the Effective Date.

COMPANY:

123 INVESTMENTS LIMITED

/s/ Stephen Buck

Name: Stephen Andrew Buck

Title: Director

Address:

9 Lake View Court, LEEDS,

England, LS8 2TX

Email:  sab@modainpelle.com

SHAREHOLDERS:

/s/ Stephen Buck

Stephen Buck

Shares: 17,481 (53 shares @ £1 and 17,428 shares @ 1p) Ordinary Shares (48.15% of the issued and outstanding Company Stock at the end of the Effective Date)

Address:

9 Lake View Court, LEEDS,

England, LS8 2TX

Email:  sab@modainpelle.com

/s/ John Patrick Bywater

John Patrick Bywater

Shares: 4 Ordinary Shares @ £1 (0.85% of the issued and outstanding Company Stock at the end of the Effective Date)

Address:

17 Chantry Grove, Royston, Barnsley,

South Yorkshire. England, S71 4QR

Email:  patrick@modainpelle.com

Shareholders Agreement

GlobalTech Corporation

/s/ Dana F. Green

Name: Dana F. Green

Title: Chief Executive Officer

Shares: 18,231 (59 shares @ £1 and 18,172 shares @ 1p) Ordinary Shares (51% of the issued and outstanding Company Stock at the end of the Effective Date)

Address:

3550 Barron Way Suite 13a,

Reno, NV 89511, USA

Email:  d.green@globaltechcorporation.com

Shareholders Agreement

EXHIBIT A

STOCK POWER AND ASSIGNMENT OF

UNCERTIFICATED ORDINARY SHARES

FOR VALUE RECEIVED, effective _________________, the undersigned (the “Assignor”), the owner of ___% of the capital stock of 123 Investments Limited, a private limited company registered under the laws of England and Wales (the “Company”), hereby sells, assigns, and transfers unto GlobalTech Corporation, a Nevada corporation (the “Assignee”), an aggregate of ___ Ordinary Shares of the Company (representing ____% of the aggregate outstanding Ordinary Shares of the Company), which are owned by the undersigned Assignor, along with any and all appurtenant rights thereto (the “Securities”) and Assignor does hereby irrevocably constitute and appoint the Secretary or other appropriate officers of the Company as its attorney-in-fact with full power to transfer said Securities on the books of the Company with full power of substitution in the premises. Such Securities are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company.

[Name of Assignor]

EXHIBIT B

TRANSFEREE CERTIFICATE

This Transferee Certificate (“Certificate”) is entered into in connection with, and forms a part of, that certain Shareholders Agreement dated on or around November 24, 2025 (the “Shareholders Agreement”), by and between 123 INVESTMENTS LIMITED, a private limited company registered under the laws of England and Wales (the “Company”), STEPHEN ANDREW BUCK, a citizen of United Kingdom of Great Britian and Northern Ireland, holding passport number GBR 564095396, and resident at 9 Lakeview Court, Leeds, LS8TX, United Kingdom (“Buck”) and JOHN PATRICK BYWATER, a citizen of United Kingdom of Great Britian and Northern Ireland, holding passport number GBR 562687304, and resident at 17 Chantry Grove, Royston, Barnsley, South Yorkshire, S71 4QR, United Kingdom, each an individual and each a shareholder of the Company (each a “Transferee”), and GlobalTech Corporation, a Nevada corporation (“GlobalTech”). Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Shareholders Agreement. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.

1. Representations and Warranties of Transferee. The undersigned Transferee, in connection with its sale of ordinary Company shares (the “Company Shares”) to GlobalTech pursuant to Section 4 of the Shareholders Agreement represents, warrants, and certifies that the following is true and correct as of the date of the execution date of this Certificate below, which shall be automatically reconfirmed upon the transfer of ordinary shares of the Company which are being sold by the undersigned pursuant to Section 4 of the Shareholders Agreement (the “Applicable Shares”), that:

(i) The undersigned Transferee has all requisite power and authority to execute and deliver this Agreement and to consummate the sale of the Company Shares contemplated by the Shareholders Agreement. The undersigned Transferee has duly and validly executed and delivered this Certificate and will, on or after the closing, execute, such other documents as may be required to affect the transfer of the Applicable Shares;

(ii) The execution and delivery by the undersigned Transferee of this Certificate and the consummation of the sale of the Applicable Shares, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) result in or require the creation of any lien upon the Applicable Shares;

(iii) The undersigned Transferee is the sole record and beneficial owner of the Applicable Shares and has good and marketable title to all of the Applicable Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. The undersigned Transferee has sole managerial and dispositive authority with respect to the Applicable Shares and has not granted any person a proxy or option to buy the Applicable Shares that has not expired or been validly withdrawn. The sale and delivery of the Applicable Shares to GlobalTech will vest in GlobalTech the legal and valid title to the Applicable Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever;

Transfer Certificate

2. Release. Upon the closing of GlobalTech’s purchase of the Buyout Shares on the Buyout Closing Date, the undersigned hereby, for itself and its successors and assigns, releases, acquits and forever discharges GlobalTech, the Company and their subsidiaries and their respective Affiliates, the officers, directors, employees and agents thereof and their respective successors and assigns of and from any and all debts, amounts owed, claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the undersigned, as of the Buyout Closing Date has, owns or holds or has at any time previously had, owned or held against such parties, whether in connection with any breach of the Shareholders Agreement or the Company’s Organizational Documents or otherwise, including, without limitation, all liabilities created as a result of the negligence of GlobalTech or the Company and their employees and agents, or under a theory of strict liability, existing as of the Buyout Closing Date and any amounts owed to the undersigned for the repayment of loans or advances made prior to the Company prior to the Buyout Closing Date.

3. Indemnification. The undersigned shall indemnify, defend and hold harmless GlobalTech and its Affiliates from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to any breach or inaccuracy of any representation or warranty made by the undersigned in this Transferee Certificate.

GlobalTech and its attorneys and representatives shall be able to rely on such representations set forth in this Transferee Certificate for any and all purposes.

Transfer Certificate

IN WITNESS WHEREOF, the undersigned Transferee has executed this Transferee Certificate on _______________, 20__.

Name:

By:
Signature

Printed Name of Signatory (if entity):_______________________

Title:
(required for any shareholder that is a corporation, partnership, trust or other entity)

If joint ownership, both parties should sign above.

Transfer Certificate

EXHIBIT C

TRANSFEREE CERTIFICATE

This Transferee Certificate (“Certificate”) is entered into in connection with, and forms a part of, that certain Shareholders Agreement dated on or around November 24, 2025 (the “Shareholders Agreement”), by and between 123 INVESTMENTS LIMITED, a private limited company registered under the laws of England and Wales (the “Company”), STEPHEN ANDREW BUCK, a citizen of United Kingdom of Great Britian and Northern Ireland, holding passport number GBR 564095396, and resident at 9 Lakeview Court, Leeds, LS8TX, United Kingdom (“Buck”) and JOHN PATRICK BYWATER, a citizen of United Kingdom of Great Britian and Northern Ireland, holding passport number GBR 562687304, and resident at 17 Chantry Grove, Royston, Barnsley, South Yorkshire, S71 4QR, United Kingdom, each an individual and each a shareholder of the Company (each a “Transferee”), and GlobalTech Corporation, a Nevada corporation (“GlobalTech”). Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Shareholders Agreement. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.

1. Representations and Warranties of Transferee. The undersigned Transferee, in connection with its sale of ordinary Company shares (the “Company Shares”) to GlobalTech pursuant to Section 5 of the Shareholders Agreement and such Transferee’s receipt and acceptance of certain GlobalTech Common Stock (the “GlobalTech Shares”), represents, warrants, and certifies that the following is true and correct as of the execution date of this Certificate below, which shall be automatically reconfirmed upon the transfer of ordinary shares of the Company which are being sold by the undersigned pursuant to Section 5 of the Shareholders Agreement (the “Applicable Shares”), that:

(i) The undersigned Transferee has all requisite power and authority to execute and deliver this Agreement and to consummate the sale of the Company Shares contemplated by the Shareholders Agreement. The undersigned Transferee has duly and validly executed and delivered this Certificate and will, on or after the closing, execute, such other documents as may be required to affect the transfer of the Applicable Shares;

(ii) The execution and delivery by the undersigned Transferee of this Certificate and the consummation of the sale of the Applicable Shares, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) result in or require the creation of any lien upon the Applicable Shares;

(iii) The undersigned Transferee is the sole record and beneficial owner of the Applicable Shares and has good and marketable title to all of the Applicable Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. The undersigned Transferee has sole managerial and dispositive authority with respect to the Applicable Shares and has not granted any person a proxy or option to buy the Applicable Shares that has not expired or been validly withdrawn. The sale and delivery of the Applicable Shares to GlobalTech will vest in GlobalTech the legal and valid title to the Applicable Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever;

Transfer Certificate

(iv) Transferee recognizes that the GlobalTech Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the GlobalTech Shares are registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or unless an exemption from registration is available. Such Transferee may not sell the GlobalTech Shares without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

(v) Transferee is acquiring the GlobalTech Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the GlobalTech Shares. No one other than such Transferee will have any beneficial interest in said securities;

(vi) Transferee acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, as the same is more particularly set forth in Section 2 of this Certificate;

(vi) Transferee (A) is aware of, has received and had an opportunity to review (i) GlobalTech’s Annual Report on Form 10-K for the most recent fiscal year; and (ii) GlobalTech’s Quarterly Reports on Form 10-Q and current reports on Form 8-K issued after the end of the most recent fiscal year (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “GlobalTech Corp” in the “Name, ticker symbol, or CIK” field, and clicking the “Search” button), in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of GlobalTech; (B) has, a reasonable time prior to the date of this Agreement, been given an opportunity to review material contracts and documents of GlobalTech and has had an opportunity to ask questions of and receive answers from GlobalTech’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of GlobalTech or any other person, nor any written representation or assurance from GlobalTech; in connection with each Transferee’s acceptance of the Securities and investment decision in connection therewith. Each Transferee acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act;

Transfer Certificate

(vii) Transferee has such knowledge and experience in financial and business matters such that such Transferee is capable of evaluating the merits and risks of an investment in the GlobalTech Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the GlobalTech Shares;

(viii) Transferee has had an opportunity to ask questions of and receive satisfactory answers from GlobalTech, or any person or persons acting on behalf of GlobalTech, concerning the terms and conditions of this Certificate and GlobalTech, and all such questions have been answered to the full satisfaction of such Transferee;

(ix) Transferee recognizes that an investment in GlobalTech is a speculative venture. The ownership of the GlobalTech Shares as an investment involves special risks;

(x) Transferee realizes that the GlobalTech Shares cannot readily be sold as they will be restricted securities and therefore the GlobalTech Shares must not be accepted unless such Transferee has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and such Transferee can provide for current needs and possible personal contingencies;

(xi) Transferee confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the GlobalTech Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment;

(xii) Transferee has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the GlobalTech Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the GlobalTech Shares are a suitable investment for itself;

(xiii) Transferee has not become aware of and has not been offered the GlobalTech Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Transferee’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

Transfer Certificate

(xiv) Transferee confirms and acknowledges that GlobalTech is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the GlobalTech Shares by such Transferee, and such Transferee is solely responsible for determining the status, in its hands, of the GlobalTech Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the GlobalTech Shares; and

(xv) Transferee confirms and acknowledges that the GlobalTech Shares will bear the following restrictive legend (or a similar legend):

‘‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.’’

2. Accredited Investor Status. By signing below, the undersigned Transferee confirms, acknowledges and agrees that he, she or it is an “accredited investor,” as that term is defined in the Securities Act. The undersigned Transferee has initialed the line below indicating the basis on which he, she or it is representing his, her or its status as an “accredited investor”. The representation and confirmation below shall be effective for all purposes as of the closing date of the sale of the Applicable Shares (the “Applicable Date”) pursuant to the terms of the Shareholders Agreement. GlobalTech and its attorneys and representatives shall be able to rely on this Certificate for any and all purposes. The undersigned Transferee confirms, acknowledges and agrees that he, she or it, is an “accredited investor”, due to the fact that he, she or it is:

_______

a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of US$5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

Transfer Certificate

_______	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______

an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

_______

a natural person whose individual net worth, or joint net worth with the undersigned’s spouse or spousal equivalent, at the time of this purchase exceeds US$1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Applicable Date, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the Applicable Date;

_______

a natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with the undersigned’s spouse or spousal equivalent in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. “Income” for this purpose is computed by adding the following items to adjusted gross income for federal income tax purposes: (a) the amount of any tax-exempt interest income received; (b) the amount of losses claimed as a limited partner in a limited partnership; (c) any deduction claimed for depletion; (d) deductions for alimony paid; (e) deductible amounts contributed to an IRA or Keogh retirement plan; and (f) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the U.S. Internal Revenue Code; or

_______	an entity (other than a trust) in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards.

Transfer Certificate

3. Release. Upon the closing of GlobalTech’s purchase of the Applicable Shares on the Applicable Date, the undersigned hereby, for itself and its successors and assigns, releases, acquits and forever discharges GlobalTech, the Company and their subsidiaries and their respective Affiliates, the officers, directors, employees and agents thereof and their respective successors and assigns of and from any and all debts, amounts owed, claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the undersigned, as of the Applicable Date has, owns or holds or has at any time previously had, owned or held against such parties, whether in connection with any breach of the Shareholders Agreement or the Company’s Organizational Documents or otherwise, including, without limitation, all liabilities created as a result of the negligence of GlobalTech or the Company and their employees and agents, or under a theory of strict liability, existing as of the Applicable Date and any amounts owed to the undersigned for the repayment of loans or advances made prior to the Company prior to the Applicable Date.

4. Indemnification. The undersigned shall indemnify, defend and hold harmless GlobalTech and its Affiliates from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to any breach or inaccuracy of any representation or warranty made by the undersigned in this Transferee Certificate.

GlobalTech and its attorneys and representatives shall be able to rely on such representations set forth in this Transferee Certificate for any and all purposes.

Transfer Certificate

IN WITNESS WHEREOF, the undersigned Transferee has executed this Transferee Certificate on _______________, 20__.

Name:

By:
Signature

Printed Name of Signatory (if entity):_______________________

Title:
(required for any shareholder that is a corporation, partnership, trust or other entity)

If joint ownership, both parties should sign above.

Transfer Certificate

Annex

Part 1 – Performance Targets to be achieved by 31st December 2028:

•	Revenue of GBP 49.0 million
•	123 Investments Limited EBIDTA* of GBP 4.897 million
•	123 Investments Limited Net Profit* after tax of GBP 2.743 million
•	Free Cash** of GBP 3.5 million

* As defined in the Exchange Agreement.

** [Free Cash is defined as Cash Flow from Operations – Capital Expenditures.

GBP means British Pounds.

These targets shall be Reduced by 40% of the above stated values if the uplisting and credit facility requirements are not met as per clause 20(d) above.

Part 2 – Formula for Calculation of Put Purchase Price

Put Purchase Price = 10% of (X + Y)

Where:

(i) X is equal to seventy percent (70%) of the product of ten (10) multiplied by the Company’s EBITDA for the most recently completed fiscal year; and

(ii) Y is equal to thirty percent (30%) of the product of fourteen (14) multiplied by the Company’s Free Cash Flow, as defined herein, for the most recently completed fiscal year.

Example:

If at the year ended 28 January 2028, the achievement is as per plan i.e. EBITDA = GBP 4.897 million and Free Cash Flows = GBP 3.5 million, the valuation would be X+Y = (4.897 x 10 x70%) + (3.5 x 14 x 30%) = Company Valuation is GBP 48.979 million

The Parties agree that the above targets will be deemed to have been met in case the Company meets 75% of the above targets.

Rationale for Inclusion of Free Cash Flow Component:

The Parties acknowledge and agree that the inclusion of a Free Cash Flow-based component in the Put Purchase Price formula is intended to provide a more comprehensive and commercially reasonable valuation of the Company. While EBITDA is a widely used measure of operational performance, it does not reflect the Company’s net cash generation after capital expenditures, changes in working capital, and other required outflows. Free Cash Flow, by contrast, represents the actual cash available to equity holders and is therefore a more accurate indicator of distributable value. The use of a higher multiple for Free Cash Flow acknowledges its quality and relevance in valuation. This formulation incentivizes financial discipline, aligns shareholder interests with sustainable value creation, and ensures fair consideration in periods of capital intensity or cash flow variability.